Exhibit 4.7

Amendment No. 3
to the
The 401(k) Stock Purchase Plan for Employees of
Cullen/Frost Bankers, Inc. and its Affiliates
(Effective as of January 1, 2013)

Whereas, Cullen/Frost Bankers, Inc. ("Company") maintains "The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates," as last amended and restated effective as of January 1, 2013 ("Plan"), for the benefit of its Eligible Employees and the Eligible Employees of any participating Affiliate; and
Whereas, pursuant to Plan section 11.1 the Company may amend the Plan from time to time with respect to all Employers participating under the Plan; and
Whereas, the Company desires to amend the Plan to provide that in the absence of alternative instructions from a participant (or beneficiary, as applicable) vested account balances that exceed $1,000, but do not exceed $5,000, will be automatically rolled over to an acceptable individual retirement account.
Now, Therefore, in accordance with the provisions of Plan section 11.1, the following actions are hereby taken and the Plan shall be amended, effective as of January 1, 2016, in the following respects:
1.Plan section 6.1 is hereby amended in its entirety to read as follows:
6.1 Distribution Upon Retirement, Death, or Disability
Upon a Member's retirement at or after his Normal Retirement Age or termination of employment because of his Disability or death, the Member's Account shall be distributed to the Member, or to his Beneficiary in case of his death, pursuant to the terms of Plan section 6.4. The value of the Member's Account shall be determined as of the last Valuation Date preceding the date of such distribution. Notwithstanding any provision to the contrary, the value of any Company stock for which payment in cash is to be made shall be determined in accordance with the procedures described in Plan section 7.4. Effective March 28, 2005, and prior to January 1, 2016, if the nonforfeitable portion of a Member's Account exceeds $1,000, then such distribution shall not be made (without the Member's consent) at any time before the earlier of his 65th birthday or his death. The above $1,000 limitation was previously $5,000 for distributions made between January 1, 1998 and March 28, 2005, and $3,500 for distributions prior to January 1, 1998. Information regarding the Member's Account shall be given and consent obtained at the time and in the manner required by law. For purposes of this Plan section 6.1, in addition to a determination of a Disability as determined under the definition of "Disability" in Plan section 2.1(m), a Member shall be considered to have terminated employment due to a "Disability" if such Member has been determined to be disabled and is eligible to receive benefits due to such disability under Social Security or a benefit program maintained by an Employer providing for long-term disability benefits. Notwithstanding the foregoing provisions of this Plan section 6.1 in calculating the distribution dollar threshold amount described herein (e.g., $1,000 for periods on or after March 28, 2005), amounts credited to a Member's Account that are credited to a Rollover Contributions Account shall not be recognized.
Effective January 1, 2016, if the nonforfeitable portion of the Member's Account is more than $1,000 but not more than $5,000, then, unless the Member makes a timely and valid election otherwise, the nonforfeitable portion of the Member's Account will be rolled over in an automatic rollover contribution to an individual retirement account established by the Committee for the benefit of such Member. Effective January 1, 2016, if the nonforfeitable portion of a Member's Account exceeds $5,000 then such distribution shall not be made without the Member's consent at any time before the earlier of his 65th birthday or his death.
2.Plan section 6.2 is hereby amended by adding the following sentence to the end of this section to read as follows:
Notwithstanding the foregoing, and effective January 1, 2016, if the nonforfeitable portion of the Member's Account is more than $1,000 but not more than $5,000, then, unless the Member makes a timely and valid election otherwise, the nonforfeitable portion of the Member's Account will be rolled over in an automatic rollover contribution to an individual retirement account established by the Committee for the benefit of such Member. Effective January 1, 2016, if the nonforfeitable portion of a Member's Account exceeds $5,000 then such distribution shall not be made without the Member's consent at any time before the earlier of his 65th birthday or his death.

3.Plan section 6.3(a) is revised in its entirety to read as follows:
a.Effective March 28, 2005, if a Member's employment as an Employee terminates and the nonforfeitable portion of a Member's Account is not greater than $1,000 (and at the time of any prior distribution never exceeded the then applicable maximum dollar limit as reflected in Plan section 6.1), the Member shall receive a distribution of the value of the nonforfeitable portion of his Account, and the nonvested portion shall be treated as a forfeiture on the day on which the distribution occurred and applied pursuant to Plan section 4.7. Effective January 1, 2016, if a Member's employment as an Employee terminates and the nonforfeitable portion of a Member's Account is greater than $1,000 but not greater than $5,000 (and at the time of any prior distribution never exceeded the then applicable maximum dollar limit as reflected in Plan section 6.1), the Member shall have an automatic rollover contribution equal to the nonforfeitable portion of such Member's Account made to an individual retirement account as described earlier at Plan section 6.1, and the nonvested portion of the Member's Account shall be treated as a forfeiture on the day on which the distribution occurred and applied pursuant to Plan section 4.7. If the Member terminates employment as an Employee and he is zero percent vested in his Account at such time, such Member shall be considered to have received a distribution of such zero balance amount on his termination of employment date and the foregoing provisions of this subsection {a) shall be applied to such Member. Notwithstanding the foregoing provisions herein, in calculating the distribution dollar threshold amount described herein ($1,000 for periods on or after March 28, 2005, and $1,000 or $5,000 for periods after January 1, 2016, as applicable), amounts credited to a Member's Account that are credited to a Rollover Contributions Account shall not be recognized.
4. Except as amended above, the Plan as in effect prior to this amendment shall continue unchanged.
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In Witness Whereof, the Company has caused this instrument to be executed by its duly authorized officers effective as of the date provided herein.

Cullen/Frost Bankers, Inc.

Attest:		By:	/s/ Phillip D. Green

By:	/s/ Annette Alonzo	Its:	Chairman & CEO of Cullen/Frost

Its:	Chief Human Resources Officer	Date:	October 27, 2016

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